Exhibit 14 (a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-6 (Registration Statement No. 333-40554) of our report dated April 14, 2004 relating to the financial statements of the Subaccounts of MONY Variable Account L, and our report dated February 4, 2004, except for matters described as subsequent events in Note 18, to which the date is March 9, 2004, relating to the consolidated financial statements of MONY Life Insurance Company and Subsidiaries each of which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 30, 2004